Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES 2018 EARNINGS,
A 26 PERCENT INCREASE OVER 2017,
AND RECORD CASH GENERATION

Highlights

● Net income of $2.01 per diluted share
● Record adjusted net income of $2.08 per diluted share, 26 percent above prior year
● Record cash from operations of $506.5 million, or $4.54 per diluted share
● Record free cash flow of $311.4 million, or $2.79 per diluted share, 39 percent above prior year
● Renewed long-term contract with largest customer through 2025 in support of its growth initiatives
● Exceeded inventory reduction target in U.S. metal food cans
● Continued strong growth and further accretion from dispensing systems operations
● Delivered another year of significant improvement in the plastic container business
● Commercialized two new manufacturing facilities to support growth in the pet food market
● Rationalized can manufacturing operations at two metal container facilities
● Completed favorable amendment to senior secured credit facility and redeemed all outstanding 5% Senior Notes
● Increased cash dividend per share by approximately 11 percent

STAMFORD, CT, January 29, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported full year 2018 net income of $224.0 million, or $2.01 per diluted share, as compared to full year 2017 net income of $269.7 million, or $2.42 per diluted share.  Adjusted net income per diluted share was a record $2.08 for the full year

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SILGAN HOLDINGS
January 29, 2019

2018, an increase of 26 percent over the prior year, after adjustments increasing net income per diluted share by $0.07.  Adjusted net income per diluted share was $1.65 for the full year 2017, after adjustments decreasing net income per diluted share by $0.77.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“In 2018, we posted record adjusted net income per diluted share of $2.08 and record free cash flow of $311.4 million, or $2.79 per diluted share, representing a free cash flow yield of 11.8 percent on our year end stock price. These record results were largely driven by the continued successful integration and strong performance of the dispensing systems operations and the ongoing improvement in our plastic container business,” said Tony Allott, President and CEO.  “As expected, these improvements were partially offset by unfavorable overhead absorption of approximately $18 million in our metal container business due to the successful reduction of finished goods inventory by approximately $65 million. Volumes in the metal container business were down approximately four percent in 2018 as a result of a few discrete customer actions as well as a poor fruit and vegetable growing season in Europe,” continued Mr. Allott. “We expect all of our businesses to deliver improved operating results in 2019, largely offset by an approximately $20 million, or $0.13 per diluted share, non-cash pension headwind as a result of significant market declines in investment values at the end of 2018.  As a result, we estimate adjusted net income per diluted share for 2019 to be in a range of $2.10 to $2.20, a 9.6 percent improvement over the prior year at the midpoint of the range excluding the unfavorable non-cash pension impact.  We also expect to continue to generate significant free cash flow of approximately $275 million in 2019,” concluded Mr. Allott.

The Company reported record net cash provided by operating activities of $506.5 million in 2018 as compared to $389.7 million in 2017.  Free cash flow improved $87.3 million to a record $311.4 million in 2018 as compared to $224.1 million in 2017 due to working capital benefits largely as a result of a significant planned reduction in finished goods inventory in the metal container business and strong operating performance. The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure used by the Company which adjusts net cash provided by operating activities for certain items.

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SILGAN HOLDINGS
January 29, 2019

Net sales for the full year of 2018 were $4.45 billion, an increase of $359.0 million, or 8.8 percent, as compared to 2017.  This increase was the result of higher net sales across all businesses.

Income before interest and income taxes for 2018 was $412.1 million, an increase of $55.1 million, or 15.4 percent, as compared to $357.0 million for 2017, and operating margin increased to 9.3 percent from 8.7 percent over the same periods. The increase in income before interest and income taxes was the result of higher segment income in the closures and plastic container businesses and lower costs attributed to announced acquisitions, partially offset by lower segment income in the metal container business.  Income before interest and income taxes for 2017 included costs attributed to announced acquisitions of $24.7 million and the unfavorable impact from the write-up of inventory for purchase accounting in the dispensing systems operations of $11.9 million.  Rationalization charges were $6.3 million and $5.8 million in 2018 and 2017, respectively.

Interest and other debt expense before loss on early extinguishment of debt for 2018 was $116.3 million, an increase of $6.1 million as compared to 2017 due primarily to higher weighted average outstanding borrowings largely as a result of borrowings for the acquisition of the dispensing systems operations in April 2017 and higher weighted average interest rates. Loss on early extinguishment of debt of $2.5 million in 2018 was the result of the redemption of all remaining outstanding 5% Senior Notes due 2020 in April 2018 and the amendment to the senior secured credit facility in May 2018. Loss on early extinguishment of debt of $7.1 million in 2017 was a result of the prepayment of outstanding U.S term loans and Euro term loans under the previous senior secured credit facility in conjunction with the issuance of new senior notes and the partial redemption in April 2017 of the 5% Senior Notes due 2020.

The effective tax rate for 2018, which incorporates the lower U.S. corporate tax rate under the U.S. Tax Cuts and Jobs Act of 2017, was a provision of 23.6 percent as compared to a negative 12.5 percent for 2017.  The effective tax rate for 2017 was favorably impacted by the benefit from effective tax rate adjustments primarily related to the revaluation of net deferred tax liabilities at December 31, 2017 to reflect lower future cash tax obligations as a result of the 2017 Tax Act.  The effective tax rate in 2017, exclusive of these effective tax rate adjustments, would have been a provision of 33.8 percent.

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SILGAN HOLDINGS
January 29, 2019

Metal Containers

Net sales of the metal container business were $2.38 billion in 2018, an increase of $99.9 million, or 4.4 percent, as compared to 2017.  This increase was primarily a result of the pass through of higher raw material and other manufacturing costs and the impact of favorable foreign currency translation, partially offset by lower unit volumes of approximately four percent.  The decrease in unit volumes was principally the result of a seasonal customer reducing inventory levels, a customer plant shutdown in the fruit market, the competitive loss of a smaller, lower margin customer and a less favorable fruit and vegetable pack in Europe, partially offset by higher pet food volumes and an incremental buy ahead by customers in 2018 as compared to 2017 in anticipation of significant steel inflation in 2019.

Segment income of the metal container business in 2018 was $198.8 million, a decrease of $31.4 million as compared to $230.2 million in 2017, and segment income margin decreased to 8.4 percent in 2018 from 10.1 percent in the prior year.  The decrease in segment income was primarily attributable to the unfavorable overhead absorption of approximately $18 million due to the reduction of finished goods inventory by approximately $65 million in the current year period, lower unit volumes, higher freight expense and higher rationalization charges, partially offset by the favorable impact from the contractual pass through to customers of indexed inflation on non-metal costs as compared to the unfavorable impact in the prior year period from the contractual pass through of indexed deflation on non-metal costs, lower manufacturing costs and a charge in the prior year period related to the resolution of a past non-commercial legal dispute.  Rationalization charges were $5.3 million and $3.3 million in 2018 and 2017, respectively.

Closures

Net sales of the closures business were $1.46 billion in 2018, an increase of $210.1 million, or 16.9 percent, as compared to $1.25 billion in 2017.  This increase was primarily the result of the inclusion of a full year of the dispensing systems operations, the pass through of higher raw material and other manufacturing costs and the impact of favorable foreign currency translation, partially offset by lower unit volumes of approximately two percent in the legacy closures operations due primarily to a less favorable fruit and vegetable pack in Europe as a result of weather conditions.

Segment income of the closures business for 2018 increased $47.9 million to $189.9 million as compared to $142.0 million in 2017, and segment income margin increased to 13.0 percent from 11.4

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SILGAN HOLDINGS
January 29, 2019

percent over the same periods.  The increase in segment income was primarily due to the inclusion of a full year of the dispensing systems operations, the unfavorable impact in the prior year period of a charge for the write-up of inventory of the dispensing systems operations for purchase accounting, lower manufacturing costs and foreign currency transaction losses in the prior year period, partially offset by the volume impact from a less favorable fruit and vegetable pack in Europe.

Plastic Containers

Net sales of the plastic container business were $614.1 million in 2018, an increase of $49.0 million, or 8.7 percent, as compared to $565.1 million in 2017.  This increase was principally due to the pass through of higher raw material costs and higher volumes of approximately four percent.

Segment income of the plastic container business in 2018 was $42.6 million, an increase of $14.8 million as compared to $27.8 million in 2017, and segment income margin increased to 6.9 percent from 4.9 percent over the same periods.  The increase in segment income was primarily attributable to higher volumes and lower manufacturing costs, partially offset by costs associated with the start-up of the new manufacturing facility in Fort Smith, Arkansas.

Fourth Quarter

The Company reported net income for the fourth quarter of 2018 of $38.2 million, or $0.34 per diluted share, as compared to net income for the fourth quarter of 2017 of $146.1 million, or $1.31 per diluted share. Adjusted net income per diluted share for the fourth quarter of 2018 was a record $0.38, after adjustments increasing net income per diluted share by $0.04.  Adjusted net income per diluted share for the fourth quarter of 2017 was $0.32, after adjustments decreasing net income per diluted share by $0.99.

Net sales for the fourth quarter of 2018 increased $74.8 million, or 7.5 percent, to $1.07 billion as compared to $995.7 million for the fourth quarter of 2017.  This increase was primarily due to the pass through of higher raw material and other manufacturing costs and an increase in volumes in each of the businesses, partially offset by the impact of unfavorable foreign currency translation.  The increase in volumes of approximately four percent in the metal container business was principally due to a larger buy ahead by customers in 2018 as compared to 2017 in anticipation of significant steel inflation in

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SILGAN HOLDINGS
January 29, 2019

2019.  Volumes in the plastic container and closures businesses increased approximately four percent and one percent, respectively.

Income before interest and income taxes for the fourth quarter of 2018 was $77.3 million, a decrease of $9.1 million as compared to $86.4 million for the fourth quarter of 2017, and margin decreased to 7.2 percent from 8.7 percent over the same periods. The decrease in income before interest and income taxes was primarily due to the unfavorable overhead absorption of approximately $18 million in the metal container business due to the reduction of finished goods inventory by approximately $65 million, higher selling, general and administrative expenses, higher rationalization charges and costs associated with the start-up of the new manufacturing facility in Fort Smith, Arkansas, partially offset by higher volumes in each of the businesses, lower manufacturing costs, a favorable mix of products sold in the closures business and the favorable impact from the lagged pass through of lower resin costs in the closures business.  The increase in selling, general and administrative expenses in the current year period was due primarily to the timing of costs for certain services, the impact of inflation and foreign currency transaction losses.  Rationalization charges were $4.8 million and $1.3 million in the fourth quarters of 2018 and 2017, respectively.  Costs attributed to announced acquisitions were $0.9 million in the fourth quarter of 2017.

Interest and other debt expense for the fourth quarter of 2018 was $27.7 million, a decrease of $2.3 million as compared to the fourth quarter of 2017.  This decrease was primarily due to lower weighted average outstanding borrowings largely as a result of the partial repayment of acquisition borrowings under the senior secured credit facility at the end of 2017.

The effective tax rate for the fourth quarter of 2018, which incorporates the lower U.S. corporate tax rate under the 2017 Tax Act, was a provision of 23.1 percent as compared to a negative 159.2 percent for the fourth quarter of 2017.  The effective tax rate for 2017 was favorably impacted by the benefit from effective tax rate adjustments primarily related to the revaluation of net deferred tax liabilities at December 31, 2017 to reflect lower future cash tax obligations as a result of the 2017 Tax Act.   The effective tax rate in the fourth quarter of 2017, exclusive of these effective tax rate adjustments, would have been a provision of 37.6 percent.

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SILGAN HOLDINGS
January 29, 2019

Outlook for 2019

The Company currently estimates that its adjusted net income per diluted share for the full year 2019 will be in the range of $2.10 to $2.20, which includes the unfavorable non-cash pension impact of approximately $20 million, or $0.13 per diluted share, resulting from significant market declines in investment values at the end of 2018 that negatively impacted the assets held in the Company’s pension plans. Despite these significant market declines, the Company’s funded pension plans remain overfunded at approximately 112 percent at year end 2018.  The Company’s estimate for 2019 compares to adjusted net income per diluted share for the full year of 2018 of $2.08. Adjusted net income per diluted share excludes rationalization charges and loss on early extinguishment of debt.

Net sales in the metal container business are expected to increase in 2019 as compared to 2018 primarily due to the pass through of anticipated higher raw material and other manufacturing costs, partially offset by an anticipated decline in unit volumes.  Unit volumes in the metal container business are expected to decline due to customer pre-buy activity in 2018 in advance of raw material price increases expected for 2019, the expected continuation of an inventory and portfolio management program at a certain customer and the continued impact from the prior year loss of a smaller customer, partially offset by anticipated continued growth in pet food volumes and an expected more normal fruit and vegetable pack in Europe. Segment income in the metal container business is expected to benefit from a normal production level planned in 2019 as compared to the unfavorable overhead absorption from a significant reduction of finished goods inventory in 2018 and continued manufacturing efficiencies, offset by the unfavorable pension impact and anticipated lower unit volumes. Net sales in the closures business are expected to increase in 2019 as compared to 2018 primarily as a result of the pass through of anticipated higher raw material costs and anticipated higher unit volumes. Segment income in the closures business is expected to benefit from anticipated higher unit volumes and continued manufacturing efficiencies, offset by the unfavorable pension impact.  Net sales in the plastic container business are expected to increase in 2019 as compared to the prior year as a result of the pass through of anticipated higher raw material costs and anticipated volume growth. Segment income in the plastic container business is expected to benefit from higher volumes and continued manufacturing efficiencies, partially offset by the unfavorable pension impact.

The Company expects slightly lower interest expense in 2019 due to lower average outstanding borrowings, partially offset by higher weighted average variable interest rates.

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SILGAN HOLDINGS
January 29, 2019

The Company expects its effective tax rate for 2019 to be approximately 24 percent, as compared to the effective tax rate for 2018 of 23.6 percent.

The Company currently estimates that free cash flow in 2019 will be approximately $275 million as compared to $311.4 million in 2018. The prior year free cash flow benefitted from significant improvements in working capital principally as a result of an approximately $65 million reduction of finished goods inventory in the metal container business.

 For the first quarter of 2019, the Company is providing an estimate of adjusted net income per diluted share in the range of $0.40 to $0.45, as compared to $0.42 in the first quarter of 2018. The Company anticipates slightly higher volumes in the closures and plastic container businesses, continued manufacturing efficiencies across all businesses, a more normal seasonal inventory build in the metal container business, the favorable impact from the lagged pass through of lower resin costs and lower interest costs, as well as lower unit volumes in the metal container business and the unfavorable non-cash pension impact of approximately $0.03 per diluted share.  Unit volumes are expected to be lower in the metal container business as a result of a strong buy ahead by customers at the end of 2018, the continuation of an inventory and portfolio management program at a certain customer and the continued impact from the loss of a smaller customer in the second quarter of 2018, partially offset by anticipated higher pet food volumes.  Adjusted net income per diluted share excludes rationalization charges and loss on early extinguishment of debt.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2018 at 11:00 a.m. eastern time on Wednesday January 30, 2019.  The toll free number for those in the U.S. and Canada is (800) 289-0571 and the number for international callers is (323) 794-2093.  For those unable to listen to the live call, a taped rebroadcast will be available through February 13, 2019.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 8853120.

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SILGAN HOLDINGS
January 29, 2019

Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2017 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2018	2017	2018	2017

Net sales	$1,070.5	$995.7	$4,448.9	$4,089.9

Cost of goods sold (1)	918.1	843.5	3,759.1	3,455.4

Gross profit	152.4	152.2	689.8	634.5

Selling, general and administrative expenses (1)	79.7	72.7	308.4	305.1

Rationalization charges	4.8	1.3	6.3	5.8

Other pension and postretirement income (1)	(9.4)	(8.2)	(37.0)	(33.4)

Income before interest and income taxes	77.3	86.4	412.1	357.0

Interest and other debt expense before loss on early extinguishment of debt	27.7	30.0	116.3	110.2

Loss on early extinguishment of debt	-	-	2.5	7.1

Interest and other debt expense	27.7	30.0	118.8	117.3

Income before income taxes	49.6	56.4	293.3	239.7

Provision (benefit) for income taxes	11.4	(89.7)	69.3	(30.0)

Net income	$38.2	$146.1	$224.0	$269.7

Earnings per share:
Basic net income per share	$0.35	$1.32	$2.03	$2.44
Diluted net income per share	$0.34	$1.31	$2.01	$2.42

Cash dividends per common share	$0.10	$0.09	$0.40	$0.36

Weighted average shares (000’s):
Basic	110,615	110,429	110,603	110,353
Diluted	111,699	111,480	111,632	111,363

(1)
Includes the impact of the Accounting Standards Update issued by the Financial Accounting Standards Board which amended the presentation of net periodic pension and postretirement benefit costs to report certain components, including interest cost, expected return on plan assets, amortization of prior service cost or credits and actuarial gains and losses, separately.  These items have been restated from cost of goods sold and selling, general and administrative expenses to other pension and postretirement income for each of the quarters and years ended December 31, 2018 and 2017.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2018	2017	2018	2017
Net sales:
Metal containers	$569.4	$509.7	$2,378.0	$2,278.1
Closures	346.9	342.6	1,456.8	1,246.7
Plastic containers	154.2	143.4	614.1	565.1
Consolidated	$1,070.5	$995.7	$4,448.9	$4,089.9

Segment income:
Metal containers (a)	$26.6	$44.7	$198.8	$230.2
Closures (b)	46.6	39.1	189.9	142.0
Plastic containers (c)	9.9	7.8	42.6	27.8
Corporate (d)	(5.8)	(5.2)	(19.2)	(43.0)
Consolidated	$77.3	$86.4	$412.1	$357.0

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2018	2017
Assets:
Cash and cash equivalents	$72.8	$53.5
Trade accounts receivable, net	511.3	454.6
Inventories	634.8	721.3
Other current assets	63.9	62.5
Property, plant and equipment, net	1,517.5	1,489.9
Other assets, net	1,771.7	1,863.6
Total assets	$4,572.0	$4,645.4

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$901.6	$849.4
Current and long-term debt	2,304.6	2,547.3
Other liabilities	484.5	482.6
Stockholders’ equity	881.3	766.1
Total liabilities and stockholders’ equity	$4,572.0	$4,645.4

(a)	Includes rationalization charges of $4.5 million for the fourth quarter of 2018 and $5.3 million and $3.3 million for the years ended December 31, 2018 and 2017, respectively.
(b)	Includes rationalization charges of $0.5 million for the fourth quarter of 2017 and $0.2 million and $1.0 million for the years ended December 31, 2018 and 2017, respectively.
(c)
Includes rationalization charges of $0.3 million and $0.8 million for the fourth quarters of 2018 and 2017, respectively, and $0.8 million and $1.5 million for the years ended December 31, 2018 and 2017, respectively.

(d)	Includes costs attributed to announced acquisitions of $0.9 million and $24.7 million for the fourth quarter and year ended December 31, 2017.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2018	2017

Cash flows provided by (used in) operating activities:
Net income	$224.0	$269.7
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	195.5	178.3
Rationalization charges	6.3	5.8
Loss on early extinguishment of debt	2.5	7.1
Stock compensation expense	14.9	14.6
Deferred income tax provision (benefit)	23.7	(115.0)
Other changes that provided (used) cash, net
of effects from acquisition:
Trade accounts receivable, net	0.5	(37.1)
Inventories	20.4	(17.2)
Trade accounts payable and other changes, net	18.7	83.5
Net cash provided by operating activities	506.5	389.7

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	-	(1,023.8)
Capital expenditures	(191.0)	(174.5)
Other investing activities	1.1	0.6
Net cash used in investing activities	(189.9)	(1,197.7)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(44.5)	(40.5)
Changes in outstanding checks - principally vendors	(4.1)	8.9
Shares repurchased under authorized repurchase program	(4.8)	-
Net borrowings and other financing activities	(240.2)	868.4
Net cash (used in) provided by financing activities	(293.6)	836.8

Effect of exchange rate changes on cash and cash equivalents	(3.7)	-

Cash and cash equivalents:
Net increase	19.3	28.8
Balance at beginning of year	53.5	24.7
Balance at end of year	$72.8	$53.5

Interest paid, net	$118.4	$97.6
Income taxes paid, net of refunds	47.2	70.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2018	2017	2018	2017

Net income per diluted share as reported	$0.34	$1.31	$2.01	$2.42

Adjustments:
Rationalization charges	0.04	0.01	0.05	0.04
Loss on early extinguishment of debt	-	-	0.02	0.04
Costs attributed to announced acquisitions	-	-	-	0.15
Effective tax rate adjustments	-	(1.00)	-	(1.00)

Adjusted net income per diluted share	$0.38	$0.32	$2.08	$1.65

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	First Quarter			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2019	High 2019	2018	Low 2019	High 2019	2018

Net income per diluted share as estimated
for 2019 and as reported for 2018	$0.40	$0.45	$0.41	$2.10	$2.20	$2.01

Adjustments:
Rationalization charges	-	-	0.01	-	-	0.05
Loss on early extinguishment of debt	-	-	-	-	-	0.02
Costs attributed to announced acquisitions	-	-	-	-	-	-
Adjusted net income per diluted share
as estimated for 2019 and presented for 2018	$0.40	$0.45	$0.42	$2.10	$2.20	$2.08

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (2)
(UNAUDITED)
For the year ended December 31,
 (Dollars in millions, except per share data)

Table C

	2018	2017

Net cash provided by operating activities	$506.5	$389.7

Capital expenditures	(191.0)	(174.5)
Changes in outstanding checks	(4.1)	8.9
Free cash flow	$311.4	$224.1

Net cash provided by operating activities per diluted share	$4.54	$3.50

Free cash flow per diluted share	$2.79	$2.01

Weighted average diluted shares (000’s)	111,632	111,363

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the loss on early extinguishment of debt and the effective tax rate adjustments primarily due to the U.S. Tax Cuts and Jobs Act of 2017 from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company.  The effective tax rate adjustments in 2017 are primarily a result of the impact of the U.S. Tax Cuts and Jobs Act of 2017 principally as a result of the revaluation of the net deferred tax liabilities at the new lower estimated corporate tax rate and are viewed by the Company as a period adjustment that is not indicative of the effective tax rate of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)
The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure.  The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions.  Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks and reduced by capital expenditures. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.